Exhibit 99.1
[ATHEROGENICS, INC.]

FOR IMMEDIATE RELEASE

AtheroGenics Regains Compliance with NASDAQ Listing Requirement

ATLANTA, GA – March 4, 2008 – AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today announced that the NASDAQ Listing Qualifications Panel has granted the Company’s request for continued listing of its securities on The NASDAQ Global Market. The company filed its Form 10-K on March 3, 2008, evidencing that it satisfied a NASDAQ requirement to have more than $50 million in revenue and $50 million in total assets for the fiscal year ended December 31, 2007.

As previously announced, the Company had received notice of non-compliance from NASDAQ due to the Company’s failure to evidence that the market value of its common shares was above the $50 million requirement for continued listing on the NASDAQ Global Market, as required by Marketplace Rule 4450(b)(1)(A).  In response, the company appeared before the NASDAQ Panel and presented its plan, which was subsequently accepted by the Panel, to evidence compliance with the alternative listing standard that requires $50 million in total assets and $50 million in total revenue in the most recent fiscal year.  Upon the filing of the Form 10-K for the fiscal year ended December 31, 2007, AtheroGenics reported total assets of $103.1 million and total revenues of $52.3 million.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). AtheroGenics has commenced ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study), a Phase III clinical trial to study its lead antioxidant and anti-inflammatory drug candidate, AGI-1067, in patients with diabetes. In addition, the Company has other clinical and preclinical anti-inflammatory compounds, including AGI-1096, an oral agent for the prevention of organ transplant rejection. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. These and other such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. For example, additional information relating to the safety, efficacy or tolerability of AGI-1067, may be discovered upon further analysis of trial data. The U.S. Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis/Dana Conti	Lilian Stern
Executive Vice President	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com